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                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed By the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement              [ ] Confidential, for use of the
[ ] Definitive proxy statement                   Commission only (as permitted
[X] Definitive other materials                   by Rule 14a-6(e)(2))
[ ] Soliciting material under Rule 14a-12

                       PARK MERIDIAN FINANCIAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)


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       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of filing fee (check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:



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Press Release

                   Park Meridian Reports Final Exchange Ratio

CHARLOTTE, N.C.--(BUSINESS WIRE)--November 12, 2001-- Park Meridian Financial Corporation (OTC BB: PMFN) announced that under its merger agreement with Regions Financial Corporation (NASDAQ/NM: RGBK), Regions will exchange 0.5688 of a share of Regions common stock for each share of Park Meridian common stock. The merger agreement provided for a potential upward adjustment to an initially agreed upon exchange ratio based on the average of Regions' volume weighted average stock prices over a period that ended on November 9, 2001. The 0.5688 per share exchange rate reflects that adjustment.

Regions and Park Meridian jointly announced on June 27, 2001 that they had signed a definitive agreement that provides for the acquisition of Park Meridian by Regions in a stock-for-stock merger. A special meeting of the shareholders of Park Meridian to consider the merger is scheduled for 9:30 a.m. on Tuesday, November 13, 2001. The merger does not require approval of Regions' stockholders.

Park Meridian Financial Corporation, headquartered in Charlotte, North Carolina, is the holding company for Park Meridian Bank, which operates three offices in Charlotte. Additional information regarding Park Meridian may be found at its Internet homepage, http://www.parkmeridianbank.com.

Regions Financial Corporation, with approximately $45.7 billion in assets, ranks among the 25 largest financial services companies in the nation. Serving customers throughout the South, it provides traditional commercial and retail banking services and other financial services in the fields of investment banking, asset management, trust, mutual funds, securities brokerage, insurance, leasing and mortgage banking. Its banking affiliate, Regions Bank, offers banking services from more than 670 banking offices in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee and Texas. Regions provides investment and brokerage services from more than 135 offices of Morgan Keegan & Company, Inc., one of the South's largest investment firms. Regions ranks on both the Forbes 500 and the Fortune 500 listing of America's largest companies; its common stock is traded in the Nasdaq National Market System under the symbol "RGBK."

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The proposed merger of Park Meridian and Regions will be submitted to Park
Meridian's shareholders for their consideration. Park Meridian shareholders are urged to read the proxy statement-prospectus regarding the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. You may obtain a free copy of the proxy statement-prospectus, as well as other filings containing information about Park Meridian and Regions, at the SEC's Internet site (http://www.sec.gov).

Park Meridian and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Park Meridian in connection with the merger. Information about the directors and executive officers of Park Meridian and their ownership of



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Park Meridian common stock is set forth in the proxy statement, dated April 15,
2001, for Park Meridian's 2001 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on April 6, 2001 (available on the SEC's Internet site at http://www.sec.gov). Additional information regarding the interests of those participants may be obtained by reading the proxy statement-prospectus regarding the proposed transaction.

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